                                                                     EXHIBIT 4.6
                         STOCKHOLDER AGREEMENT


          Stockholder Agreement, dated as of May 30, 1997, by and between Axsys Technologies, Inc., a Delaware corporation (the "Controlling Stockholder"), and the individuals listed on Schedule I hereto (each, a "Minority Stockholder").

          This Agreement is being entered into pursuant to Section 1.4(a) of the Stock Purchase Agreement, dated May 27, 1997 (the "Stock Purchase Agreement"), by and between Controlling Stockholder, Teletrac, Inc., a California corporation (the "Company"), the Minority Stockholders and certain other individuals who are parties thereto.

          Pursuant to the Stock Purchase Agreement, at the Closing (as defined in the Stock Purchase Agreement), Controlling Stockholder has acquired from the Minority Stockholders 177,937 shares of common stock, no par value ("Company Common Stock"), of the Company, constituting approximately 85.6% of the outstanding shares of Company Common Stock, and each Minority Stockholder, after giving effect to the Closing, owns the number of shares of Company Common Stock set forth opposite his or her name on Schedule I hereto (collectively, for all such Minority Stockholders, the "Retained Shares").

          Controlling Stockholder, as the controlling stockholder of the Company, and the Minority Stockholders, as the minority stockholders of the Company, wish to regulate certain aspects of the relationship among the parties hereto as stockholders of the Company.

          It is in the best interests of the stockholders that such aspects of their relationship be so regulated.

          Therefore, the parties hereto hereby agree as follows:

          1. Representations and Warranties. Each party represents and warrants to the others as follows:

               a) The execution, delivery and performance by such party of this Agreement are within such party's powers and do not contravene or constitute a default under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon such party or result in the creation or imposition of any lien on any asset of such party.

               b) This Agreement constitutes a valid and binding agreement of such party, enforceable in accordance with its terms.

          2. Corporate Governance; Proxy. The Board of Directors of the Company shall be elected by the Controlling Stockholder. Each Minority Stockholder hereby revokes any proxies previously given with respect to his or her Retained Shares and irrevocably appoints Controlling Stockholder, during the term of this Agreement, as proxy for such Minority Stockholder to vote (or refrain from voting) in any manner as Controlling Stockholder, in its sole discretion, may see fit, all of the Retained Shares of such Minority Stockholder for such Minority Stockholder and in such Minority Stockholder's name, place and stead, at any annual, special or other meeting of the stockholders of the Company or at any adjournment thereof or pursuant to any consent of stockholders in lieu of a meeting or otherwise, with respect to any issue before the stockholders of the Company.

          3. Covenants. Unless Controlling Stockholder shall otherwise agree in writing,

               a) Each Minority Stockholder shall have from and after the date hereof sole beneficial ownership (as defined in the Securities Exchange Act of 1934), of such Minority Stockholder's Retained Shares, free and clear of all liens, claims, encumbrances, security interests and rights and interests of other of any kind ("Encumbrances"). Each Minority Stockholder has delivered to Controlling Stockholder a duly executed Spousal Consent, in the form of Exhibit A hereto, dated the date hereof;

               b) Each Minority Stockholder will have from and after the date hereof sole voting power with respect to such holder's Retained Shares and will not grant any proxy with respect to such Retained Shares, enter into any voting trust or other voting agreement or arrangement with respect to such Retained Shares or grant any other rights to vote such Retained Shares other than the proxy granted pursuant hereto and the agreement to vote such Retained Shares set forth herein; and
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               c) Each Minority Stockholder will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of such holder's Retained Shares except pursuant to this Agreement .

          4. Minority Stockholders' Put Rights. Each Minority Stockholder shall have the option, exercisable on written notice (the "Put Notice") to the Controlling Stockholder given not less than 10 days, and not more than 60 days, prior to the date specified in such notice (the "Put Purchase Date"), to elect to sell to the Controlling Stockholder, and the Controlling Stockholder upon such exercise will purchase from such Minority Stockholder, all but not less than all of his or her Retained Shares, in exchange for 3.3467 shares of common stock, $.01 par value per share ("Axsys Common Stock"), of the Controlling Stockholder, for each of such Minority Stockholder's Retained Shares, on any date after the date hereof but prior to the third anniversary of the date hereof.

          5. Controlling Stockholder's Call Rights. The Controlling Stockholder shall have the option, exercisable on written notice (the "Call Notice") to each Minority Stockholder given not less than 10 days, and not more than 60 days, prior to the date specified in such notice (the "Call Purchase Date"), to elect to purchase, all but not less than all of such Minority Stockholder's Retained Shares, in exchange for 3.3467 shares of Axsys Common Stock, for each of such Minority Stockholder's Retained Shares, (i) on any date after the third anniversary of the date hereof or (ii) on any date prior to the third anniversary of the date hereof, upon (A) the death, Disability (as hereinafter defined) or termination of employment with the Company of such Minority Stockholder for any reason or (B) the adoption by the Board of Directors of the Controlling Stockholder that the delivery of such Call Notice and the purchase of such Minority Stockholder's Retained Shares are in the best interests of the Controlling Stockholder or the Company in connection with any financing, equity offering or for another important corporate purpose of the Controlling Stockholder or the Company. The term "Disability" means disability as defined under the Company's long-term disability plan.

          5A. In case the Controlling Stockholder shall at any time after the date of this Agreement (i) declare or pay a dividend in shares of Axsys Common Stock or make a distribution in shares of Axsys Common Stock to all holders of its Axsys Common Stock, (ii) subdivide its outstanding shares of Axsys Common Stock, (iii) combine its outstanding shares of Axsys Common Stock into a smaller number of shares of Axsys Common Stock or (iv) issue any shares of its capital stock in a reclassification or reorganization of the Axsys Common Stock, the number of shares of Axsys Common Stock deliverable upon the exercise of any Put Notice or Call Notice, as the case may be, shall be adjusted to the number of shares of Axsys Common Stock and amount of any other securities, cash or other property of the Controlling Stockholder which the Minority Stockholder subject to such Put Notice or Call Notice would have owned or have been entitled to receive after the happening of any of the events described above had such Put Notice or Call Notice been exercised immediately prior to the happening of such event or any record date with respect thereto.

          6. Notification By the Controlling Stockholder. In case at any time:

          (i) the Controlling Stockholder shall declare any dividend or make any distribution upon Axsys Common Stock; or

          (ii) the Board of Directors of Controlling Stockholder shall authorize any capital reorganization, reclassification or similar transaction involving the capital stock of the Controlling Stockholder, or a sale or conveyance of all or substantially all of the assets of the Controlling Stockholder, or a consolidation, merger, or business combination of the Controlling Stockholder with another person; or

          (iii) actions or proceedings shall be authorized or commenced for a voluntary or involuntary dissolution, liquidation or winding-up of the Controlling Stockholder;

then, in any one or more of such cases, the Controlling Stockholder shall give written notice to each Minority Stockholder, at the earliest time legally practicable, of the date on which (A) the books of the Company shall close or a record shall be taken for such dividend, distribution or sale or other issuance or (B) such reorganization, reclassification, sale, conveyance, consolidation,
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merger, dissolution, liquidation or winding-up shall take place or be voted on by stockholders of the Controlling Stockholder, as the case may be. Such notice shall also specify the date as of which the holders of Axsys Common Stock of record shall participate in said dividend, distribution, sale or other issuance or shall be entitled to exchange their Retained Shares for securities or other property conveyance, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

          7. Acknowledgment. Each Minority Stockholder acknowledges and agrees that the Company may pledge any and all of its assets to secure its obligations under or in connection with any financing arrangements which from time-to-time it or any of its affiliates, including the Controlling Stockholder, may enter into and execute any and all pledges, guarantees and other agreements as the Board of Directors of the Company shall determine in its sole discretion. Each Minority Stockholder further acknowledges and agrees that from time-to-time the Controlling Stockholder or any of its affiliates may advance funds to the Company and receive repayment thereof and other payments from the Company, and that all such repayments and payments shall not constitute a dividend in respect of Company Common Stock or otherwise entitle the Minority Stockholders any rights therein. Each Minority Stockholder hereby waives any preemptive rights under applicable law or any agreement with respect to the issuance of shares of capital stock of the Company and any appraisal rights with respect to his Retained Shares.

          8. Transfers Free of Encumbrances. At any closing of the sale of Retained Shares pursuant to Section 4 or 5 hereof, each Minority Stockholder whose Retained Shares are sold shall deliver to the Controlling Stockholder his or her Retained Shares, free and clear of all Encumbrances, other than as created by the Securities Act of 1933 (the "Securities Act"), evidenced by a certificate for such Retained Shares duly endorsed in blank or in the name of the Controlling Stockholder. At any closing of the sale of Axsys Common Stock pursuant to Section 4 or 5 hereof, the Controlling Stockholder shall deliver to the Minority Stockholder entitled to receive Axsys Common Stock a certificate evidencing the appropriate number of shares of Axsys Common Stock, free and clear of all Encumbrances, other than as created by the Securities Act, registered in the name of such Minority Stockholder.

          9. Registration Right. At any time within one year after the receipt by a Minority Stockholder of Axsys Common Stock pursuant to Section 4 or 5 hereof, at the request of both Richard Howitt and David Baker jointly ("Founders"), Controlling Stockholder shall file a registration statement (the "Registration Statement") covering the resale of such Axsys Common Stock by all Minority Stockholders under the Securities Act, as promptly as practicable after the receipt by Controlling Stockholder of a written request therefor by both Founders and shall use its best efforts to have the Registration Statement declared effective within 180 days after receipt of such request. Controlling Stockholder shall keep the Registration Statement current for a period ending the earlier of (x) 90 days after it first becomes effective and (y) the first anniversary after such receipt of Axsys Common Stock; provided, however, if, after the Registration Statement becomes effective, Controlling Stockholder advises the Founders that Controlling Stockholder considers it appropriate for the Registration Statement to be amended, the Minority Stockholder shall suspend any further sales of their Axsys Common Stock until Controlling Stockholder advises the Founders that the Registration Statement has been amended. The 90-day time period referred to herein during which the Registration Statement must be kept current after its effective date shall be extended for an additional number of business days equal to the number of business days during which the right to sell Axsys Common Stock was suspended pursuant to the immediately preceding sentence, but in no event will Controlling Stockholder be required to update the Registration Statement after the first anniversary of such receipt of Axsys Common Stock. Controlling Stockholder shall be responsible for the payment of the "Registration Expenses" of the Registration Statement. "Registration Expense" means all expenses incident to the Buyer's performance of or compliance with its obligations under this Section 9, including, without limitation, (i) all registration, filing and NASD fees, (ii) all fees and expenses of complying with securities or blue sky laws, (iii) all word processing, duplicating and printing expenses, (iv) messenger and delivery expenses, and (v) the fees and disbursements of counsel for Buyer and of its independent public accountants, but excluding, if any, transfer taxes and fees and expenses of any accountants counsel retained by Sellers. The indemnification provisions relating to the Registration Statement set forth in Annex 1.3(b) to the Stock Purchase Agreement are incorporated herein and made a part hereof by reference. The Founders' right jointly to request Controlling Stockholder to file a registration statement under the Securities Act with respect to the Axsys Common Stock shall be exercisable only a single time.

          10. Legend. (a) Each Minority Stockholder shall cause any and all certificates evidencing the Retained Shares and any shares of Company Common Stock acquired by such Minority Stockholder after the date hereof to bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, WHETHER BY SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, GIFT, BEQUEST, APPOINTMENT OR OTHERWISE, EXCEPT IN CERTAIN CIRCUMSTANCES PURSUANT TO AND SUBJECT TO THAT CERTAIN STOCKHOLDER AGREEMENT, DATED AS OF [ ], 1997, BETWEEN AXSYS TECHNOLOGIES, INC. AND CERTAIN STOCKHOLDERS OF TELETRAC, INC. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF TELETRAC, INC."

                  b) Unless the shares of Axsys Common Stock represented by a certificate are registered under the Securities Act or any opinion of counsel, acceptable to Controlling Stockholder, to the effect that neither the following legend nor the related restrictions on transfer are required in order to maintain compliance with the Securities Act shall have been delivered to the Controlling Stockholder, such certificate shall bear the following legend:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, AND MUST BE HELD INDEFINITELY UNLESS SUBSEQUENTLY REGISTERED UNDER SAID
          ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS SECURITY MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUCH SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION SHALL HAVE BEEN REGISTERED UNDER SAID ACT OR SUCH DISPOSITION IS MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

          11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          12. Assignment; Binding Effect. This Agreement may not be assigned by any party hereto without the consent of each other party hereto, except that the Controlling Stockholder's rights and obligations under this Agreement may be assigned to any successor to Controlling Stockholder. This Agreement shall be binding upon the successors, heirs and estate of each Minority Stockholder.

          13. Modification. This Agreement may not be modified, amended or altered except by a written instrument executed by Controlling Stockholder, on the one hand, and each Minority Stockholder affected thereby, on the other hand.

          14. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or by Federal Express, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          To the Controlling Stockholders:

               Axsys Technologies, Inc.
               645 Madison Avenue
               New York, NY  10022
               Attn:  Stephen W. Bershad
               Phone: (212) 539-5376
               Fax:   (212) 754-6348

          With a copy to:

               Axsys Technologies, Inc.
               645 Madison Avenue
               New York, NY  10022
               Attn:  Elliot N. Konopko
               Phone: (212) 593-5382
               Fax:   (212) 754-6348

          To Minority Stockholders:

               at their addresses set forth on Schedule I hereto

or to such other address or telecopy number as any party may, from time-to-time, designate in a written notice given in a like manner.

          15. Submission to Jurisdiction; Consent to Service of Process. With respect to any claim arising out of this Agreement, (a) each of the parties hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of California and the United States District Court located in the County of Los Angeles, and (b) each of the parties hereby irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party; provided, however, that nothing in this Section 15 shall be deemed to preclude any party from bringing an action or proceeding in respect of any such agreement in any other jurisdiction. The parties hereto hereby agree that service of process upon it in any such suit, action or proceeding shall be deemed in every respect effective service of process upon it if given in the manner set forth in Section 14 hereof (other than by mail).

          16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          17. Equitable Relief. Controlling Stockholder, on the one hand, and each Minority Stockholder, on the other hand, acknowledges that the other would not have an adequate remedy at law for money damages in the event that this Agreement is not performed in accordance with its terms and therefore agrees that the other shall be entitled to, in addition to any other remedy or relief available at law or equity, and each party agrees not to take action, directly or indirectly, in opposition to the other seeking, specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof .

          18.   Headings.   The section headings herein are for convenience only
and shall not affect the construction hereof.

          19. Governing Law. This Agreement shall be governed by, and in accordance with, the laws of the state of California, without giving effect to the conflicts of laws principles thereof.

          20. Termination. This Agreement shall terminate and be of no further force or effect from and after the tenth anniversary of the date hereof; provided, however, that termination of this Agreement shall not relieve any breaching party from any liability to the other party for breach of this Agreement.

          21. Consent of Spouse. The spouse of Shareholder shall execute a Consent of Spouse in the form attached hereto as Exhibit A.

          22. Third Party Beneficiaries. It is understood and agreed that the Company is intended to be a third party beneficiary of, and have the right to specifically enforce, this Agreement at all times.


                               * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           AXSYS TECHNOLOGIES, INC.



                           By:/s/ Elliot Konopko
                              --------------------------------
                              Name:
                              Title:

/s/ Richard Howitt
-----------------------
Richard Howitt


/s/ David Barker
-----------------------
David Barker


/s/ William Hurst
-----------------------
William Hurst


/s/ William Kingsbury
-----------------------
William Kingsbury


/s/ Barton Norton
-----------------------
Barton Norton




                                                                  Number of
Name                Address                                  Retained Shares
----                -------                                  ---------------

David Barker        4989 La Ramada, Santa Barbara, CA 93111         19,851
Richard Howitt      137 Aero Camino, Goleta, CA 93117                5,229
William Hurst       P.O. Box 687, Goleta, CA 93116                   1,728
William Kingsbury   924 West Sola Street,
                      Santa Barbara, CA 93103                        1,152
Barton Norton       1846 Cannes Drive,
                      Thousand Oaks, CA 91362                        1,920